As filed with the Securities and Exchange Commission on August 8, 2014

Registration No. 333-197915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNAGAS LNG PARTNERS LP

DYNAGAS FINANCE INC.

(Exact name of registrant as specified in its charter)

Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dynagas LNG Partners LP 97 Poseidonos Avenue & 2 Foivis Street Glyfada, 16674, Greece 011 30 210 8917 260	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)	Sean T. Wheeler Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400 (telephone number) (713) 546-5401 (facsimile number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
% Senior Notes due 2019	$250,000,000	$32,200

(1)	Includes an additional 25,000,000 aggregate principal amount of our % Senior Notes due 2019 that the underwriters have an option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 is to include Dynagas Finance Inc. as a co-registrant to this Registration Statement (File No. 333-197915) and to file Exhibits 1.1, 4.1 and 4.2. This Amendment No. 1 does not contain a copy of the prospectus that was included in the Form F-1 and is not intended to delete, amend or otherwise modify any part of the prospectus.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Officers and Directors

The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the General Partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is made to the Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement in which Dynagas LNG Partners LP and its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities.

Item 7. Recent Sales of Unregistered Securities.

On October 29, 2013, in connection with our formation, we issued to (a) Dynagas Holding Ltd., our Sponsor, 6,735,000 common units and all of our subordinated units and (b) Dynagas GP LLC, our General Partner, a company related to our Sponsor, 30,000 General Partner Units (the General Partner Units, together with the issued common units and subordinated units represent all of the outstanding interests in us) and all of our incentive distribution rights, in exchange for the shares of the Sponsor Controlled Companies in offerings exempt from registration under Section 4(2) of the Securities Act.

In June 2014, following our issuance of additional common units in an underwritten public offering and the underwriters’ exercise of its option to purchase additional shares in that offering, we issued an additional 5,526 General Partner Units to our General Partner to allow it to maintain its $0.1% general partner interest in us, in exchange for $125,937.54 in an offering exempt from registration under Section 4(2) of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1	Certificate of Limited Partnership of Dynagas LNG Partners LP(1)

3.2	Second Amended and Restated Agreement of Limited Partnership of Dynagas LNG Partners LP(2)

3.3	Certificate of Formation of Dynagas GP LLC(1)

3.4	Limited Liability Company Agreement of Dynagas GP LLC(1)

3.5	Certificate of Limited Partnership of Dynagas Operating LP(1)

3.6	Limited Partnership Agreement of Dynagas Operating LP(1)

3.7	Certificate of Formation of Dynagas Operating GP LLC(1)

3.8	Limited Liability Company Agreement of Dynagas GP LLC(1)

4.1	Form of Base Indenture between the Company and the Trustee

4.2	Form of First Supplemental Indenture between the Company and the Trustee

5.1	Opinion of Seward & Kissel LLP as to the legality of the securities being registered(5)

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters(5)

10.1	Vessel Management Agreement between Lance Shipping S.A., as vessel owner, and Dynagas Ltd., as manager, dated December 21, 2012, as amended by Addendum No. 1 dated October 7, 2013(1)

Exhibit Number	Description

10.2	Vessel Management Agreement between Pegasus Shipping S.A., as vessel owner, and Dynagas Ltd., as manager, dated December 21, 2012, as amended by Addendum No. 1 dated October 7, 2013(1)

10.3	Vessel Management Agreement between Seacrown Maritime Ltd., as vessel owner, and Dynagas Ltd., as manager, dated December 21, 2012, as amended by Addendum No. 1 dated October 7, 2013(1)

10.4	Omnibus Agreement, dated November 18, 2013(2)

10.5	Contribution Agreement, entered into as of October 29, 2013(1)

10.6	$30 Million Revolving Credit Facility with Dynagas Holding Ltd.(2)

10.7	Senior Secured Revolving Credit Facility(2)

10.8†	Charter Agreement by and between Lance Shipping S.A. and Gazprom Global LNG Limited, a subsidiary of Gazprom, dated August 2, 2011, as amended(1)

10.9†	Charter Agreement by and between Seacrown Maritime Ltd. and Methane Services Ltd., a subsidiary of BG Group, dated October 2, 2010, as amended(1)

10.10†	Charter Agreement by and between Pegasus Shipholding S.A. and Methane Services Ltd., a subsidiary of BG Group, dated May 18, 2011, as amended(1)

10.11	Executive Services Agreement(2)

10.12	Share Purchase Agreement among Dynagas Holding Ltd., Famingdale S.A. and Dynagas LNG Partners L.P. dated April 17, 2014(4)

10.13	Loan Agreement by and between the Partnership, Credit Suisse AG and the parties named therein dated June 19, 2014(5)

10.14†	Charter Agreement by and between Seacrowne Maritime Ltd. and Gazprom Marketing and Trading Singapore Pte Limited, a subsidiary of Gazprom, dated April 17, 2014(3)

10.15	Vessel Management Agreement between Fareastern Shipping Limited, as vessel owner, and Dynagas Ltd., as manager, dated December 16, 2013(5)

21.1	Subsidiaries of Dynagas LNG Partners LP(5)

23.1	Consent of Independent Registered Public Accounting Firm(5)

23.2	Consent of Drewry Shipping Consultants, Ltd.(5)

23.3	Consent of Seward & Kissel LLP (included in its opinion in Exhibit 5.1)

24.1	Powers of Attorney(6)

25.1	T-1 Statement of Eligibility(5)

†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been submitted separately with the Commission.
(1)	Incorporated by reference to the Partnership’s Registration Statement on Form F-1, which was declared effective by the Commission on November 12, 2013 (Registration No. 333-191653).
(2)	Incorporated by reference to the Partnership’s Annual Report on Form 20-F for the fiscal year ending December 31, 2013, filed with the Commission on March 25, 2014.
(3)	Incorporated by reference to Exhibit 99.2 of the Partnership’s Report on Form 6-K filed with the Commission on April 18, 2014.
(4)	Incorporated by reference to Exhibit 10.12 of the Partnership’s Registration Statement on Form F-1 (333-1954777), which was filed with the Commission on April 24, 2014.
(5)	Incorporated by reference to the Partnership’s Registration Statement on Form F-1 (333-197915), which was filed with the Commission on August 6, 2014.
(6)	Contained on the signature page hereto.

Item 9. Undertakings.

The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrants undertake to provide to the limited partners the financial statements required by Form 20-F for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece, on the 8th day of August, 2014.

DYNAGAS LNG PARTNERS LP

By:	/s/ Michael Gregos
Name: Michael Gregos
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary J. Wolfe and Robert E. Lustrin, or either of them, with full power to act alone, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 8, 2014 in the capacities indicated.

Signature	Title

/s/ * George Prokopiou	Chairman of the Board of Directors

/s/ * Tony Lauritzen	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael Gregos Michael Gregos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ * Levon Dedegian	Director

/s/ * Alexios Rodopoulos	Director

/s/ * Evangelos Vlahoulis	Director

* By:	/s/ Gary J. Wolfe
Gary J. Wolfe Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece on August 8, 2014.

DYNAGAS FINANCE INC.

By:	/s/ Michael Gregos
Name:	Michael Gregos
Title:	President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Gary J. Wolfe, Robert E. Lustrin and Keith J. Billotti, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on August 8, 2014 by the following persons in the following capacities:

Signature	Title

/s/ Michael Gregos Michael Gregos	President and Secretary (Principal Executive, Financial and Accounting Officer), and Director of Dynagas Finance Inc.

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of Dynagas LNG Partners LP and Dynagas Finance Inc., has signed this registration statement in the City of Newark, State of Delaware on August 8, 2014.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative in the United States